SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No. ___)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                              BANDAG, INCORPORATED
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

   BANDAG, INCORPORATED
   Bandag Headquarters
   2905 North Highway 61
   Muscatine, Iowa 52761-5886
   March 28, 1997


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 6, 1997



   To The Shareholders:

        The Annual Meeting of the Shareholders of Bandag, Incorporated, an Iowa corporation, will be held at the Holiday Inn, 2915 North Highway 61, Muscatine, Iowa, on May 6, 1997, commencing at ten o'clock a.m., Central Daylight Time, for the following purposes:

        (1)  To elect two directors for terms of three years.

        (2) To ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1997.

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed March 21, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to sign, date and return immediately the enclosed Proxy, which is solicited by the Board of Directors. You may revoke your Proxy and vote in person should you attend the meeting.

                            By Order of the Board of Directors




                            WARREN W. HEIDBREDER, Secretary

   BANDAG, INCORPORATED
   Bandag Headquarters
   2905 North Highway 61
   Muscatine, Iowa 52761-5886
   March 28, 1997


                         P R O X Y    S T A T E M E N T


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bandag, Incorporated (the "Corporation") to be voted at the Annual Meeting of the Shareholders of the Corporation to be held on Tuesday, May 6, 1997, or at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting. Any shareholder giving a proxy may revoke it at any time prior to its exercise.

        Shareholders of record at the close of business on March 21, 1997, will be entitled to vote at the meeting or any adjournment thereof. At the close of business on March 21, 1997, there were 9,846,205 outstanding $1.00 par value shares of Common Stock and 2,051,350 outstanding $1.00 par value shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes at the meeting.

        The Corporation's Annual Report for the fiscal year ended December 31, 1996, this Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about March 28, 1997.

        The following table sets forth information as to the Common, Class A Common and Class B Common shares of the Corporation beneficially owned by each director and director-nominee, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of March 21, 1997:

                                                               Percentage of
                                                                 Aggregate
                                                               Voting Power
                                                 Percentage      of Common
                                               of Outstanding      Stock
                                   Amount         Stock of      and Class B
     Directors, Nominees and    Beneficially     Respective       Common
        Executive Officers        Owned[1]       Class [1]        Stock**

    Lucille A. Carver
        Common Stock           2,615,685            27%
        Class A Common Stock   3,730,431            34%
        Class B Common Stock   1,114,746            54%             45%

    Martin G. Carver [2] [3]
        Common Stock             139,924             1%
        Class A Common Stock     600,782             5%
        Class B Common Stock     502,622            25%             17%

    Roy J. Carver, Jr.
        Common Stock                 -0-            -0-
        Class A Common Stock     319,202             3%
        Class B Common Stock     400,732            20%             13%

    Robert T. Blanchard
        Common Stock                 -0-             0%
        Class A Common Stock         -0-             0%
        Class B Common Stock         -0-             0%             0%

    Robert K. Drummond [4]
        Common Stock               2,305             *
        Class A Common Stock       3,760             *
        Class B Common Stock       1,455             *               *

    James R. Everline
        Common Stock                 100             *
        Class A Common Stock         450             *
        Class B Common Stock         350             *               *

    Edgar D. Jannotta
        Common Stock               7,000             *
        Class A Common Stock       7,000             *
        Class B Common Stock         -0-            -0-              *

    R. Stephen Newman
        Common Stock               2,500             *
        Class A Common Stock       2,500             *
        Class B Common Stock         -0-            -0-              *

    Gary L. Carlson
        Common Stock               2,634             *
        Class A Common Stock       2,239             *
        Class B Common Stock         -0-            -0-              *

    Donald F. Chester
        Common Stock                  51             *
        Class A Common Stock          52             *
        Class B Common Stock         -0-            -0-              *

    Thomas E. Dvorchak [5]
        Common Stock               9,889             *
        Class A Common Stock       5,226             *               *
        Class B Common Stock         -0-            -0-

    Sam Ferrise II
        Common Stock                 662             *
        Class A Common Stock         663             *               *
        Class B Common Stock         -0-            -0-

    Stuart C. Green
        Common Stock               1,837             *
        Class A Common Stock       1,011             *               *
        Class B Common Stock         -0-            -0-

    William A. Sweatman
        Common Stock                 661             *
        Class A Common Stock         664             *
        Class B Common Stock           2             *               *

    All Directors, Nominees
      and Executive Officers
      as a Group (17
      Persons)
        Common Stock           2,791,425            28%
        Class A Common Stock   4,680,885            42%
        Class B Common Stock   2,019,905            98%             76%


   * Shares owned constitute less than 1% of shares outstanding and less than 1% of votes entitled to be cast.

   ** Shares of Class A Common Stock are non-voting.

   [1] Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Common Stock which such shareholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a shareholder). The percentage of outstanding Common Stock is based on the total number of shares of Common Stock outstanding as of March 21, 1997 (9,846,205 shares), and does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

   [2] Mr. Carver disclaims beneficial ownership of 24,180 shares of Common
       Stock, 5,300 shares of Class A Common Stock and 525 shares of Class B Common Stock held by members of his family.

   [3] Includes 100,000 shares of Common Stock and 100,000 shares of Class A
       Common Stock which Mr. Carver has the right to acquire upon exercise of stock options within 60 days after March 21, 1997.

   [4] Mr. Drummond disclaims beneficial ownership of 130 shares of Common
       Stock, 260 shares of Class A Common Stock and 130 shares of Class B Common Stock held by members of his family.

   [5] Mr. Dvorchak disclaims beneficial ownership of 3,750 shares of Class
       A Common Stock held by a member of his family.


                        ---------------------------------

       Shareholders Owning More Than Five Percent. The following tables provide information concerning persons known by the Corporation to beneficially own more than five percent of any class of the Corporation's voting securities as of March 21, 1997, other than the ownership of Lucille A. Carver, Martin G. Carver and Roy J. Carver, Jr., which is contained in the previous table:

                                                Percentage    Percentage
                                   Amount           of            of
                                Beneficially   Outstanding    Aggregate
         Name and Address           Owned      Common Stock  Voting Power

    FMR Corp.(1)
    82 Devonshire Street
    Boston, MA  02109
        Common Stock            527,800(1)        5.30%           *

    The Capital Group
    Companies, Inc.(2)
    333 South Hope Street
    Los Angeles, CA  90071      585,100(4)         6.0%        1.69%(4)


   * Shares beneficially owned constitute less than 1% of votes entitled to be cast.
   __________________________

   (1) Information shown is based on a jointly filed Schedule 13G filed with the Securities and Exchange Commission by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company. Of the shares shown, FMR Corp. and/or its affiliates have the sole power to vote or direct the voting of 32,000 shares, have shared voting power over none of such shares and have sole power to dispose or direct the disposition of all of such shares.

   (2) Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by The Capital Group Companies, Inc. and Capital Guardian Trust Company. Of the shares shown, The Capital Group Companies, Inc. has sole voting power over 514,400 of such shares, shares voting power over none of such shares and has sole power to dispose or direct the disposition of all such shares.



                      Proposal No. 1-ELECTION OF DIRECTORS

       The Articles of Incorporation require election of directors to staggered terms of three years. Due to the resignation of Stephen A. Keller on February 5, 1997, there is a vacancy on the Board; therefore, two nominees this year are to be elected for three-year terms. The Board of Directors intends to fill the vacancy caused by the resignation of Mr. Keller as soon as a suitable candidate is identified. Such person will serve until the next annual meeting of shareholders.

       Proxies will be voted for the election of each of the nominees listed below, unless the shareholder giving the proxy votes against, or abstains from voting for, any nominee. If, as a result of unforeseen circumstances, any such nominee shall be unable to serve as director, proxies will be voted for the election of such person or persons as the Board may select. Information about the nominees is set forth below:


                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS


       ROBERT T. BLANCHARD, age 52, since 1992 has been President of the North American Beauty Care Sector of The Procter & Gamble Company, a
   consumer products company.   Mr. Blanchard joined The Procter & Gamble
   Company in 1967 and has held numerous positions, including Vice President/General Manager--Northern European Division, Vice President/General Manager--Beverages Division, and Group Vice President, Global Strategic Planning -- Health and Beauty Care. Mr. Blanchard is a member of the Audit Committee, Management Continuity and Compensation Committee and Stock Option Committee. Mr. Blanchard has been a Director since May 1996.

       R. STEPHEN NEWMAN, age 53, since August 1990 has been President and Chief Executive Officer of Bacon's Information, Inc., a media information services company. Bacon's Information, Inc. is a subsidiary of K-III Communications Corporation. From 1982 to 1990, he was President of MGI Corporation, a computer services company. Mr. Newman is a member of the Audit Committee, Management Continuity and Compensation Committee, Strategic Planning Committee and the Stock Option Committee. Mr. Newman has been a Director since 1983.


                         DIRECTORS CONTINUING IN OFFICE

       ROY J. CARVER, JR., age 53, is Chairman of the Board of Directors and President of Carver Pump Company, Muscatine, Iowa. During 1988, Mr. Carver acquired a chain of hardware stores and is President of the Muscatine, Iowa based company, Carver Hardware. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa and Clinton, Iowa; President of Carver Hotel Enterprises, Inc., a Muscatine, Iowa based hotel and restaurant operation; and President of Harrington Signal, Inc., an electronic signal panel manufacturing company located in Moline, Illinois. Mr. Carver holds directorships in Catalyst, Inc., Iowa First Bancshares Corp. and Met-Coil Systems Corporation. He is a member of the Contributions Committee, Management Continuity and Compensation Committee, Nominating Committee and the Strategic Planning Committee. Mr. Carver has been a Director since 1982 and his term expires in 1998.

       ROBERT K. DRUMMOND, age 58, has been for more than five years a partner in the Milwaukee law firm of Foley & Lardner. In 1996, the Corporation paid fees for legal services to Foley & Lardner, and the Corporation anticipates that similar services may be provided by Foley & Lardner in the current fiscal year. Mr. Drummond's fees as a Director are paid to Foley & Lardner, which credits the sums to the Corporation's legal services account. Mr. Drummond is a member of the Management Continuity and Compensation Committee and Strategic Planning Committee. Mr. Drummond has been a Director since 1982 and his term expires in 1998.

       JAMES R. EVERLINE, age 55, is President of Everline & Co., a mergers and acquisitions/management consulting company. Previously, Mr. Everline was President, Investment Banking Division of Henry & Company (1990-December 1991). Henry & Company is engaged in the venture capital and investment banking business. Prior to Mr. Everline's employment by Henry & Company, he was a Partner of Founders Court Investors Inc. (1988-1989) and served as Vice President, Capital Markets Group, Bank of America (1981-1988). He is a member of the Audit Committee, Executive Committee, Management Continuity and Compensation Committee, Nominating Committee, Stock Option Committee and the Strategic Planning Committee. Mr. Everline has been a Director since 1982 and his term expires in 1998.

       LUCILLE A. CARVER,, age 79, has for more than five years served as Treasurer of the Corporation. She is a member of the Contributions Committee and the Nominating Committee. Mrs. Carver has been a Director since 1957. Her term expires in 1999.

       MARTIN G. CARVER, age 48, was elected Chairman of the Board effective June 23, 1981, Chief Executive Officer effective May 18, 1982, and President effective May 25, 1983. Mr. Carver was also Vice Chairman of the Board from January 5, 1981 to June 23, 1981. He is a member of the Executive Committee, Management Continuity and Compensation Committee, Nominating Committee and the Strategic Planning Committee. Mr. Carver has been a Director since 1978. His term expires in 1999.

       EDGAR D. JANNOTTA, age 65. On January 2, 1997, William Blair & Company converted from a partnership to a limited liability company, at which time Mr. Jannotta became Senior Director of William Blair & Company, L.L.C. From January 1, 1995 to January 2, 1997 Mr. Jannotta was Senior Director of William Blair & Company, after having served as Managing Partner for more than five years. He holds directorships in AAR Corp., Aon Corporation, Molex Incorporated, Oil-Dri Corporation of America, Safety-Kleen Corp and Unicom Corporation. William Blair & Company, L.L.C. provided investment banking services to the Corporation in 1996 and the Corporation anticipates that services may be provided to the Corporation in the current fiscal year. He is a member of the Audit Committee, Management Continuity and Compensation Committee and the Nominating Committee. Mr. Jannotta has been a Director since 1973. His term expires in 1999.

       Directors are elected by a majority of the votes cast (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

       The Board of Directors met six times in 1996.

       The Audit Committee met three times in 1996; its functions are to review major accounting decisions with management and the independent auditors, to confer with such auditors with respect to the scope and results of the annual audit, to review the annual audit and evaluate the auditors' performance, to recommend to the Board of Directors annually the selection of outside auditors for the ensuing year, to recommend the scope and format of financial information to be submitted to the Board of Directors, to review the scope of financial information included in the Annual Report to Shareholders, to review the program of the internal audit department for the year, to review the financial data included in all required governmental reports, and to review the audits of all pension, profit sharing and other trust funds held for the benefit of employees of the Corporation. The Committee also reviews various insurance coverages of the Corporation and the Corporation's compliance with the Foreign Corrupt Practices Act.

       The Management Continuity and Compensation Committee met four times in 1996; its functions are to review, evaluate and determine executive level compensation and to recommend to the Board of Directors the election of corporate officers.

       The Nominating Committee met three times in 1996; its duties relate to the evaluation and recommendation to the Board of Directors of prospective candidates for election as directors of the Corporation. The Nominating Committee will consider recommended nominations for the position of director which are submitted in writing by the shareholders and addressed to the Committee in care of the Corporation at Muscatine, Iowa.

       The Stock Option Committee met three times in 1996; its function is to select key employees and to award options and restricted stock grants to those key employees whose judgment, initiative and efforts contribute materially to the successful performance of the Corporation.


                REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

   Summary Compensation Information

   The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer, each of its five other most highly compensated executive officers as of December 31, 1996 whose total cash compensation exceeded $100,000 in fiscal 1996 and one additional person who would have been one of the most highly compensated executive officers as of December 31, 1996 if he had continued to be an executive officer as of such date. The persons named in the table are sometimes referred to herein as the "named executive officers."

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                         Summary Compensation Table

                                                                                       Long Term
                                                                                      Compensation
                                                                      Other Annual     Restricted      All Other
        Name and Principal                                            Compensation       Stock        Compensation
             Position              Year        Salary       Bonus         [1]         Award(s)[2]         [3]

    Martin G. Carver               1996       $332,424        $0        $124,707        $151,876       $ 13,181
      Chairman of the Board,       1995        321,340         0          91,264         111,417         20,255
      Chief Executive Officer      1994        311,740         0          91,127         111,250         20,060
      and President

    Thomas E. Dvorchak             1996       $321,860        $0        $ 27,870        $ 28,126       $ 25,573
      Senior V.P. and Chief        1995        309,127         0          24,813          27,102         26,203
      Financial Officer            1994        304,913         0          25,391          27,813         20,060

    Stuart C. Green                1996       $316,785        $0        $ 29,502        $ 32,343       $ 13,181
      Senior V.P.,                 1995        304,720         0          22,357          26,098         20,255
      Manufacturing                1994        295,268         0          21,942          25,587         20,832

    Gary L. Carlson                1996       $292,550        $0        $212,960        $ 30,469       $173,619
      Senior V.P. and General      1995        281,941         0         161,206          23,087        220,009
      Manager of Eastern           1994        273,808         0          28,224          23,363        170,778
      Hemisphere Retreading
      Division

    Donald F. Chester(4)           1996       $261,344        $0      $    5,006     $       -0-       $ 13,181
      Senior V.P.,                 1995        251,372         0          11,874          14,053         20,255
      International                1994        233,517         0          12,161          14,463         19,359

    Sam Ferrise II                 1996       $219,126        $0        $ 35,213        $ 40,312       $ 13,181
      Vice President,              1995        171,896         0           8,998          12,045         15,855
      Marketing                    1994        148,605         0           4,204           5,563         12,855

    William A. Sweatman            1996       $219,126        $0        $ 35,666        $ 40,312       $ 13,181
      Vice President,              1995        174,073         0           9,373          12,045         15,855
      Sales                        1994        148,512         0           4,329           5,563         12,552


   [1] Amounts shown represent the tax reimbursement or "gross up" with respect to restricted stock awards and certain other fringe benefits and, in Mr. Carlson's case, includes tax "gross up" in connection with foreign service assignment.

   [2] At December 31, 1996 the number of shares held and the aggregate market value of restricted stock held by the named executive officers are as follows: Martin G. Carver, 10,290 shares Common Stock, value
       $487,489, and 6,430 shares Class A Common Stock, value $294,173;
       Thomas E. Dvorchak, 2,220 shares Common Stock, value $105,173, and
       1,420 shares Class A Common Stock, value $64,965; Stuart C. Green,
       1,735 shares Common Stock, value $82,196, and 935 shares Class A
       Common Stock, value $42,776; Gary L. Carlson, 1,445 shares Common
       Stock, value $68,457, and 1,065 shares Class A Common Stock, value
       $48,724; Donald F. Chester, 1,160 shares Common Stock, value $54,955, and 720 shares Class A Common Stock, value $32,940; Sam Ferrise II,
       600 shares Common Stock, value $28,425, and 600 shares Class A Common
       Stock, value $27,450; and William A. Sweatman, 600 shares Common
       Stock, value $28,425, and 600 shares Class A Common Stock, value $
       27,450. Dividends are paid on the shares of restricted stock prior to vesting.

   [3] Of the amounts shown in this column for 1996 for each of the named executive officers, $12,500 is the Corporation's contribution under its Salaried Profit Sharing, Retirement and Savings Plan for each of such individuals (of which, because of limitations under the Internal
       Revenue Code of 1986, as amended, $7,500 was paid into such Plan and the balance to be paid by the Corporation outside such Plan) and $681 is the Corporation's contribution to its Bandag Security Program, a combination defined benefit and defined contribution plan. The remainder of the amounts shown for Mr. Dvorchak and Mr. Carlson in 1996 is $12,392 and $160,438, respectively, representing cash paid in lieu of vacation and allowances for foreign service assignment, respectively.

   [4] Mr. Chester resigned as Senior V.P. International on August 26, 1996, but continued as an employee of the Corporation until his retirement on December 31, 1996.

   Stock Options

       The following table sets forth information regarding the fiscal year-end value of unexercised options held by the named executive officers. No options were granted or exercised in 1996.

                       Aggregate Option Exercises in Last
                  Fiscal Year and Fiscal Year-End Option Values
                                                                  Value of
                                                                 Unexercised
                                                                   In-the-
                                                  Number of         Money
                                                 Unexercised       Options
                                                  Options at      at Fiscal
                                               Fiscal Year-End   Year-End[2]
                        Shares
                        Acquired      Value
          Name        on Exercise   Realized     Exercisable     Exercisable

    Martin G. Carver      -0-          -0-        200,000[1]     $4,687,500

   [1] Comprised of 100,000 shares of Common Stock and 100,000 shares of Class A Common Stock. The options were granted in 1987 at an exercise price equal to the closing price of the Corporation's Common Stock on the New York Stock Exchange on the date of grant.

   [2] The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and Class A Common Stock, respectively, at fiscal year-end and the exercise price of the options.

       Pension Plan Benefits. The following table sets forth annual normal retirement age pension benefits under the Bandag Salaried Pension Plan at the specified remuneration and years-of-service classifications. The table assumes retirement in 1997. To the extent benefits are not paid under the Salaried Pension Plan due to limitations under the Internal Revenue Code of 1986, as amended, they are paid by the Corporation.

                                                         PENSION PLAN TABLE

                                                 Annual Pension Per Years of Service

     Highest 5-Year
     Average Annual
     Compensation       5-Years       10-Years      15-Years    20-Years     25-Years     30-Years   35-Years

          $ 50,000       $ 3,125      $ 6,250       $ 9,375     $12,000      $14,500      $16,250     $17,500
          $100,000       $ 7,188      $14,375       $21,563     $27,000      $32,000      $35,500     $38,000
          $200,000       $15,313      $30,625       $45,938     $57,000      $67,000      $74,000     $79,000
          $250,000       $19,101      $38,201       $57,302     $70,987      $83,318      $91,950     $98,116
          $300,000       $19,101      $38,201       $57,302     $70,987      $83,318      $91,950     $98,116
          $350,000       $19,101      $38,201       $57,302     $70,987      $83,318      $91,950     $98,116
          $400,000       $19,101      $38,201       $57,302     $70,987      $83,318      $91,950     $98,116


       Pension amounts are based upon an employee's base salary (exclusive of bonus) and credited years of service. The base salaries for each of the last three fiscal years to the named executive officers are set forth in the Summary Compensation Table under "Salary." As of March 21, 1997, Messrs. Carver, Dvorchak, Green, Carlson, Chester, Ferrise and Sweatman had completed approximately 17, 25, 5, 23, 13, 15 and 12 years of credited service under the Corporation's pension plan, respectively. Benefits shown in the table are computed as a straight line single life annuity assuming retirement at age 65 and are not subject to offset for Social Security Benefits.

       The named executive officers also participate in the Bandag Security Program which is a combined defined benefit and defined contribution plan (see footnote [3] on page 8). The annual defined benefit payable at age 62 for each of the named executive officers is fixed and is as follows:
   Martin G. Carver, $700; Thomas E. Dvorchak, $1,124; Stuart C. Green, $74; Gary L. Carlson, $985, Donald F. Chester, $478; Sam Ferrise II, $611; and William A. Sweatman, $434.

   Report of Management Continuity and Compensation Committee on Executive Compensation

       The seven member Management Continuity and Compensation Committee of the Board of Directors (the "Compensation Committee") makes all decisions regarding compensation of the Corporation's executive officers, except for the awarding of stock options and restricted stock, which are made by the Stock Option Committee. Set forth below is a report submitted by the Compensation Committee addressing the Corporation's compensation policies for 1996 applicable to the Corporation's executive officers, including the executive officers named in the Summary Compensation Table.

       Consistent with the Corporation's commitment to adopt a world-class approach to improving total quality, in 1992 the Corporation adopted a new approach to the compensation of executive officers and other salaried employees. As the Corporation learned more about total quality systems, their fairness to people and their necessity in achieving a corporation's long-term objectives, it became apparent that the then existing compensation system was not designed with these objectives in mind. In that spirit, a Midpoint Compensation System (the "System") was approved by the Compensation Committee in 1992.

       This System eliminated arbitrary incentives which the Compensation Committee believes are a major barrier to continuous improvement. As a result of the adoption of the System, bonuses, country club memberships, automobile allowances, split dollar life insurance and tax preparation fees, which were perquisites of top executives and some other managers, were eliminated. A portion of the dollar value of these perquisites was rolled into the executives' base salaries. Salary survey information was used to ensure that the salaries were fair and competitive with those of other companies similar in size to the Corporation. Under the System, bonuses and most traditional executive perquisites are no longer paid. Rather, under the System, an executive officer, including the Chief Executive Officer, receives an annual salary fixed by the Compensation Committee, restricted stock awards determined by the Stock Option Committee, tax "gross up" payments related to such awards and Corporation contributions to the Corporation's Salaried Profit Sharing, Retirement and Savings Plan and the Bandag Security Program as determined by the Compensation Committee.

       Under the System, a salary "midpoint" for each executive officer, including the Chief Executive Officer, is established through the use of executive compensation salary surveys, financial performance of the Corporation, national trends in compensation and the Corporation's competitive need to retain and to recruit the very best and most capable people. Such salary surveys encompass general manufacturing companies with revenues from $500 million to $1 billion. In reviewing the Corporation's financial performance, the Compensation Committee considered the Corporation's revenues, net income and net income per share in light of the competitive and economic conditions encountered by the Corporation during the fiscal year, as well as the effect on the Corporation's financial performance resulting from the Corporation's investment in marketing programs, research and development, plant, machinery and equipment and in personnel and related programs.

       The salary "midpoints" represent the salary level in the 75th percentile of the salary range for each executive officer position, based on executive compensation salary surveys, as adjusted by the Compensation Committee based on an evaluation of the importance of the particular executive position to the Corporation. The salary "midpoints" are adjusted by the Compensation Committee each year based on a review of the factors outlined in the immediately preceding paragraph. These salary "midpoints" are used to calculate the annual increase for each executive officer, except the Chief Executive Officer, by multiplying the salary "midpoint" (not the existing annual salary) by a percentage established by the Compensation Committee. Multiplying the salary "midpoint" for a given position by the annual percentage determined by the Compensation Committee increases base salaries which are currently below the salary "midpoint" by a greater amount than if base salaries were multiplied by the annual percentage, while base salaries which are currently in excess of the salary "midpoint" for a given position will receive a smaller increase than would be the case if the base salaries were multiplied by such percentage. For 1997, the percentage increase was fixed at 4.0% for all salaried Corporation employees, including all executive officers, except the Chief Executive Officer. Such increase in base salary takes effect on January 6, 1997 and does not affect 1996 compensation. In fixing the percentage increase for 1997 base salary, the Compensation Committee considered a variety of factors, including the inflation rate, the Corporation's financial performance and trends in salaried employee compensation increases, as disclosed by published salary forecasts.

       Mr. Martin G. Carver, Chief Executive Officer, again declined to receive a salary increase for 1997 based on a percentage of the salary "midpoint" for his position. Instead, he again requested that his salary increase for 1997 be increased by a percentage of his 1996 base salary, which is substantially lower than his salary "midpoint." The salary increase for Mr. Carver for 1997 was equal to 4.0% of his 1996 base salary (not his salary "midpoint").

        Although the Compensation Committee considers the Corporation's financial performance in determining the total compensation for executive officers, including the Chief Executive Officer, there is no specific formula or target performance against which executive compensation is to be compared or judged. Rather, the Corporation's performance is part of the total mix of information which the Compensation Committee considers in making its decisions on executive compensation.


                         Bandag, Incorporated Management
                      Continuity and Compensation Committee

                  Robert T. Blanchard           James R. Everline
                  Roy J. Carver, Jr.            Edgar D. Jannotta
                  Martin G. Carver              R. Stephen Newman
                  Robert K. Drummond

   Report of Stock Option Committee on Executive Compensation

       The Stock Option Committee of the Board of Directors (the "Stock Option Committee"), which is composed of three non-employee directors, makes all decisions regarding the granting of stock options and the grant of restricted stock awards. No grants of stock options were made in 1996. The purpose of the Corporation's Restricted Stock Grant Plan is to provide long-term incentive compensation which will attract and retain superior executive personnel. Under the Plan, the Stock Option Committee awards stock to key executives each year. The shares are held by a custodian until seven years have elapsed, when they are then transferred to the executive. Dividends are paid to the recipient of the restricted stock while the shares are held by the custodian. If an executive who has not attained age 60 leaves the Corporation before the end of the seven year restriction period, the shares are forfeited, except in the case of death or disability. An executive who has attained age 60 and who leaves the Corporation prior to the end of the seven-year retention period does not forfeit the shares.

       During 1996 awards of restricted stock were made utilizing the Corporation's System. Restricted stock awards were granted based on a percentage of the salary "midpoint" established for each executive position. The percentages were established taking into consideration total compensation, as well as each executive's level of responsibility. The Chief Executive Officer's percentage of "midpoint" is greater than the other executive officers. In fixing a greater percentage of the Chief Executive Officer's "midpoint," the Stock Option Committee took into account that the Chief Executive Officer's base salary is substantially below the salary "midpoint" for his position and that his increase in base salary for 1997 is substantially less than he would have received had his increase been based on his salary "midpoint." The number of restricted shares granted was computed by multiplying the salary "midpoint" for an executive officer, including the Chief Executive Officer, by the percentage fixed by the Stock Option Committee and then dividing such amount by the per share market value of the Corporation's Common Stock and Class A Common Stock on the date of grant. In fixing the awards for all executives, including the Chief Executive Officer, the Stock Option Committee considered the Corporation's performance in the same manner as the Compensation Committee did in fixing other components of executive compensation. See "Report of Management Continuity and Compensation Committee on Executive Compensation." The total amount of previous awards made to individuals was not a factor in fixing the 1996 awards.

                              Bandag, Incorporated
                             Stock Option Committee

                  Robert T. Blanchard           R. Stephen Newman
                  James R. Everline

   Compensation Committee Interlocks and Insider Participation

       The Management Continuity and Compensation Committee (the "Compensation Committee") consists of Messrs. Robert T. Blanchard, Roy J. Carver, Jr., Martin G. Carver, Robert K. Drummond, James R. Everline, Edgar D. Jannotta and R. Stephen Newman. The Stock Option Committee consists of Messrs. Robert T. Blanchard, James R. Everline and R. Stephen Newman. Mr. Martin G. Carver is Chairman of the Board, Chief Executive Officer and President of the Corporation. Mr. Roy J. Carver owns Carver Aero, Inc., which sold $162,733.86 of aviation fuel and charter services to the Corporation in 1996 (see "Transactions with Management/Principal Shareholders" herein). Mr. Drummond is a partner of the law firm of Foley & Lardner, Milwaukee, Wisconsin, which has served as legal counsel to the Corporation for several years. Mr. Jannotta is Senior Director of William Blair & Company, L.L.C., which provided investment banking services to the Corporation in 1996.

       Remuneration of Directors. Directors who are also full-time employees of the Corporation do not receive remuneration for acting as directors. Non-employee directors are compensated in accordance with the following schedule:

       Annual Fees - Chairman of Committee - $36,500. Other Directors -
         $34,500.

       Board Meeting Attendance - $1,250 per meeting.

       Committee Meeting Attendance - Chairman - $1,500 per meeting.
         Other Directors - $1,250 per meeting.

       Transactions with Management/Principal Shareholders. Roy J. Carver, Jr., son of Lucille A. Carver and brother of Martin G. Carver, owns 100% of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa, and Clinton, Iowa. During 1996, it sold $162,733.86 of aviation fuel and charter services to Bandag, Incorporated at competitive prices based on volume purchased.

                   SHAREHOLDER RETURN PERFORMANCE INFORMATION

       Set forth below is a line graph comparing the yearly percentage change during the last five years in the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock (Index) and the Dow Jones & Co., Inc. Automobile Parts & Equipment-All (Index). Performance information set forth below for the Corporation's Common Stock includes the Corporation's Class A Common Stock issued as a stock dividend on June 10, 1992.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                              Bandag, Incorporated
                             Stock Performance Chart

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

              Among Bandag, Incorporated, S&P 500 Stock (Index) and
                         Automobile Parts & Equipment -
                                   All (Index)



                               [Performance Graph]


                                            December 31

                            1991   1992    1993   1994    1995     1996

   Bandag, Incorporated     $100    $ 96   $ 91    $ 98    $ 94     $ 83
   S&P 500 Stock (Index)    $100    $108   $118    $120    $165     $203
   Automobile Parts &
    Equipment-All (Index)   $100    $129   $160    $136    $171     $192

   Assumes $100 Invested on December 31,
   1991 in Bandag, Incorporated Common
   Stock, the S&P 500 Stock (Index) and
   the Automobile Parts & Equipment-All
   (Index)


        Proposal No. 2-RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

       The Board of Directors, based upon the recommendation of the Audit Committee, which consists of Robert T. Blanchard, James R. Everline, Edgar
   D. Jannotta and R. Stephen Newman, directors of the Corporation, has appointed Ernst & Young LLP as the Corporation's independent auditors for the year ending December 31, 1997.

       Ernst & Young LLP served as the Corporation's independent auditors for the year ended December 31, 1996. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to any questions raised at the meeting and make any comments they deem appropriate.

       Although this appointment is not required by law to be submitted to a vote by shareholders, the Board believes it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 1997. If the shareholders should not ratify, the Board will reconsider the appointment.

                          Proposal No. 3-OTHER MATTERS

       The management of the Corporation knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed Proxy will vote on such matters in accordance with their best judgments.

                          1998 SHAREHOLDERS' PROPOSALS

       The date by which proposals of shareholders intended to be presented at the 1998 Annual Meeting of the Corporation must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting is November 28, 1997.

                                  MISCELLANEOUS

       The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Corporation.

       Some of the officers and regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone, telex or telefax. The Corporation will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their expenses.

                       By Order of the Board of Directors



                       WARREN W. HEIDBREDER, Secretary

                                 BANDAG, INCORPORATED

                                   Muscatine, Iowa

                        PROXY FOR ANNUAL MEETING - MAY 6, 1997

             Lucille A. Carver and Martin G. Carver, or either of them each with power of substitution, are authorized to vote all shares of Common Stock (COM) and Class B Common Stock (CLB) which the
    P   undersigned is entitled to vote at the Annual Meeting of
        Shareholders of Bandag, Incorporated to be held May 6, 1997 and at
    R   any adjournment thereof.

    O        This proxy is solicited on behalf of the Company's Board of
        Directors.  Every properly signed proxy will be voted as directed.
    X   The Board of Directors recommends a vote FOR the nominees in Item
        (1) and FOR Item (2).  Unless otherwise directed, proxies will be
    Y voted in accordance with the foregoing sentence and in the discretion of the Board of Directors in connection with Item (3).

             You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

                     CONTINUED, AND TO BE SIGNED ON REVERSE SIDE


   [X]
       Please mark
       votes as in
       this example.

     The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.


    1.  Election of Directors                FOR  AGAINST  ABSTAIN

        Robert T. Blanchard                   [_]     [_]     [_]
        R. Stephen Newman                     [_]     [_]     [_]

    2.  The selection of Ernst &
                                             FOR  AGAINST  ABSTAIN
        Young LLP as independent
        auditors for the fiscal year          [_]     [_]     [_]
        ending December 31, 1997.

    3.  In their discretion upon such
        other matters as may properly
        come before the meeting.


      MARK HERE FOR                              MARK HERE IF
        COMMENTS/                                 YOU PLAN TO
        CHANGE OF             [_]                 ATTEND THE       [_]
       ADDRESS AND                                  MEETING
       NOTE AT LEFT


                                         Please sign exactly as name
                                         appears hereon.  Joint owners
                                         should each sign.  When signing as
                                         attorney, executor, administrator,
                                         trustee, or guardian, please give
                                         full title as such.


    Signature: ________________________  Signature: _______________________
    Date: _____________                  Date: ____________